Exhibit 10.1

CO./Global Inc.

December 30, 2021

Memo

To:	DS Raider, Erez Abramov, Chairman

From:	EZRaider CO. / EZRaider Global Inc., Mozy Azarzar mozy@ezraiderus.com 206-696-8666

Re:	Extension of Payment Schedule

EZ Raider Global, Inc. would like to memorialize and formally acknowledge the following payment schedule and extension for providing further investment capital.

These terms shall take effect on the date listed below.

New SPA closing date:

On or Before March 15th, 2022

Closing Extension: 75 days

In consideration to DS Raider Ltd. agreement to postpone the Closing date under the Second Extension of Share Purchase Agreement dated August 31, 2021, between the Company, the Selling Shareholders and the Purchaser (“SPA”) to March 15, 2022, the latest the Purchaser undertakes:

A.	Purchaser will secure a 1.6 million U.S. dollars (US$1,600,000.00) purchase orders for year 2022 (the “Order(s)”) by December 31st,2021, on current Company’s volume-based price list. Subject to consummation of the Closing on March 15th, 2022, Ezraider co. may change or cancel this commitment. Otherwise, the commitment to the Orders shall remain firm and binding.

Unless otherwise agreed to in writing by the Company, placement of Orders will be distributed equally on 12 (twelve) basis to allow Company plan and meet production forecast. To the extent Company’s production capacity allows Purchaser may increase the scope of the Orders.

B.	As a condition to this extension memo, Purchaser is to pay the Company a down payment amount of eight hundred thousand dollars (US$800,000.00), representing 50% of the Orders, no later than January 17th (Monday), 2022 (the “Down Payment”).

C.	The Down Payment will apply pro-rata to any portion of the Order made (for example: if a certain Order is for $200,000 worth of product, 1/8 of the Down Payment - $100,000 - will be applied to that order). The balance of a respective Order - 50% - will be paid not later than 7 days from receipt of notice of readiness for shipping of such Order, by Company, to Purchaser. Following receipt payment of the balance in full Company will deliver the respective Order.

D.	Both Purchaser and Company hereby agree that Purchaser shall be the US exclusive distributer through January 31st, 2023. This appointment is conditioned upon payment of the Down Payment per the terms of Section B above and placement of Orders per Section C above. To the extent Purchaser fails to place the Orders, pay or consummate an already placed Order as per Section C above, Company may at its sole discretion terminate the Distribution Agreement forthwith and keep the balance of the Down Payment as an agreed upon damages.

CO./Global Inc.

E.	Other than the extension of the Closing date under the SPA and the commitment to place the Orders and pay the Down Payment all other terms and conditions of the SPA shall remain in full force and binding.

F.	The Company hereby commits to executing the current tasks and assignments planned to ensure that the standing business goals are adequately met during the extension period through March 15, 2022. In addition, Company undertakes to support any actions that may obstruct the Company's and Purchaser's business performance during that period.

G.	Parties agree that EZRAIDER Co. will officially retain the services of Mr. Michael (Miki) Bar, the retiring CEO of the Company, as member of its executive staff as of January 2st, 2022.

H.	Company hereby agrees to continue allowing financial audit and third-party company evaluation, prior to the new closing date and, as requested by the Purchaser, the audit and evaluation processes shall be conducted in full transparency and all findings shall be shared with Purchaser.

I.	Company hereby agrees to share ALL technical data and knowledge with Purchaser, prior to the new closing date, required to commence the process of planning an alternative production facilities post-Closing date, provided, however, that in the event the SPA shall not close Purchaser shall return all information received to Company and shall not be entitled to further use it.

//Signature page to follow

CO./Global Inc.

[Signature Section]

Upon mutual agreement of the above-mentioned terms and extensions, this document is hereby to be executed as of December 31st 2021.

Signing Date: December 30, 2021

DS Raider Ltd.	EZ Raider Global, Inc.

/s/ Erez Abramov	/s/ Moshe Azarzar
By: Erez Abramov	By: Moshe (Mozy) Azarzar
Its: Chairman	Its: CEO/Founder